SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2002

                          STAMPEDE WORLDWIDE, INC.
            (Exact name of registrant as specified in its charter)

Florida                          333-51302             58-2235301
(State or other jurisdiction    (Commission)         (IRS Employer
of incorporation)               File Number)       Identification No.)

100 Frandorson, Suite 201, Apollo Beach, Florida          33572
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code  (813) 645-7988

3910 Riga Boulevard, Tampa, Florida 33619-1344
(Former name or former address, if changed since last report)

Item 5.  Other Events

     Carrie Cameron, the single largest stockholder of Specialized Solutions, Inc., a minority owned subsidiary of Stampede Worldwide, Inc., has filed an action to rescind a merger in which Specialized acquired its current business. Ms. Cameron is also seeking damages in excess of $15,000 against Stampede and John V. Whitman, Jr., its president. Under the merger agreement, Specialized has filed a registration statement with the Securities and Exchange Commission to cover the distribution of 2,500,000 shares of Specialized owned by Stampede as a dividend to Stampede's stockholders and for other purposes. Rescission of the merger would terminate Stampede's plans to distribute Specialized's stock.

     Ms. Cameron bases her claims primarily on allegations of fraudulent misrepresentation made to her by Mr. Whitman. Fraudulent misrepresentation requires in part that the speaker knows or has reason to know his statements are not true. Mr. Whitman's representations to Ms. Cameron were based on and consistent with his experience with Stampede. Accordingly, Stampede has been advised by its litigation counsel that it has substantial defenses to the complaint. Stampede intends to vigorously defend the suit and is weighing remedies it may have against Ms. Cameron and Specialized.

     Ms. Cameron's suit is entitled Carrie Cameron vs. John V.
Whitman, Jr., Stampede Worldwide, Inc. and I-Academy, Inc. (n/k/a
Specialized Solutions, Inc.). The case number is 02-06494 in the Circuit Court for Hillsborough County, Florida.

Also, the Company's corporate address and telephone number has changed. The new address is 100 Frandorson, Suite 201, Apollo Beach, Florida 33572. The new telephone number is 813-645-7988